Exhibit 5.1

July 1, 2011

TPC Group LLC

5151 San Felipe, Suite 800

Houston, Texas 77056

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by TPC Group LLC, a Texas limited liability company (the “Issuer”), and the additional registrants named therein (the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of $350,000,000 aggregate principal amount of the Issuer’s 8 1/4% Senior Secured Notes due 2017 (the “Exchange Notes”) guaranteed by the Guarantors (the “Guarantees”), to be offered by the Issuer in exchange (the “Exchange Offer”) for a like principal amount of the Issuer’s issued and outstanding 8 1/4% Senior Secured Notes due 2017 (the “Original Notes”) guaranteed by the Guarantors, certain legal matters in connection with the Exchange Notes and the related Guarantees are being passed upon for you by us. The Exchange Notes are to be issued under an existing Indenture, dated as of October 5, 2010 (the “Indenture”), by and among the Issuer, the Guarantors, Wilmington Trust Company, as trustee (the “Trustee”), and Deutsche Bank Trust Company Americas, as collateral agent, paying agent, registrar and authentication agent (the “Collateral Agent”).

As a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the certificate of formation and limited liability company agreement of the Issuer, each as amended or restated to date, (iv) limited liability company records of the Issuer, including minute books of the Issuer, as furnished to us by the Issuer, (v) charter and organizational documents, each as amended or restated to date, of the Guarantors, (vi) corporate or limited liability company records of the Guarantors, including minute books of the Guarantors, as furnished to us by the Guarantors, (vii) certificates of public officials and of representatives of the Issuer and the Guarantors, and (viii) statutes and other instruments and documents as we have deemed necessary or advisable for purposes of the opinions hereinafter expressed. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and the Collateral Agent and constitutes the legal, valid and binding obligation of the Trustee and the Collateral Agent, (ii) the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and issued in exchange for the Original Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

The Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Issuer and the Guarantees thereof will constitute legal, valid and binding obligations of the Guarantors, enforceable against the Issuer and the Guarantors, respectively, in accordance with their terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), to public policy, to applicable law relating to indemnification and contribution and to an implied covenant of good faith and fair dealing.

The opinion set forth above is limited in all respects to matters of the laws of the State of Texas, the laws of the State of Delaware, the laws of the State of New York and applicable federal law, in each case as in effect on the date on which the Registration Statement is declared effective by the Commission under the Act. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.